Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	new.chubb.com @Chubb

News Release

Chubb Announces Catastrophe Loss Estimates for Second Quarter

ZURICH – July 12, 2016 – Chubb Limited (NYSE:CB) announced today an estimate of natural catastrophe losses, in the second quarter, net of reinsurance and including reinstatement premiums, of $390 million pre-tax, or $315 million after tax. Of the pre-tax total, $320 million is from natural catastrophes in North America and $70 million is from events outside North America.

The company is providing this estimate in light of the elevated number of natural catastrophes experienced by the industry globally in the quarter, totaling more than 25 events with estimated insured losses ranging from $15 billion to over $20 billion. The company’s estimate covers losses for multiple U.S. weather events, the Japanese and Ecuadorian earthquakes, the Fort McMurray wildfires and the European floods, among other natural catastrophes.

“This estimate exceeds our original internal projection of $280 million pre-tax,” said Philip V. Bancroft, Chief Financial Officer. “The company expects this special disclosure will further investors’ understanding of the new Chubb and contribute to the accuracy of the investment community’s financial models.”

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: new.chubb.com.

Investor Contact

Helen Wilson, 441-299-9283, helen.wilson@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	1

Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to catastrophe loss estimates, reflect our current views and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially as set forth in these statements. Additional information regarding factors that could cause differences from these forward-looking statements appears in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb Limited.	2